PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED JUNE 19, 1998)

                              9,000,000 SECURITIES
                              CITICORP CAPITAL III
                    7.10% TRUST PREFERRED SECURITIES (TRUPS(R))
                  (LIQUIDATION AMOUNT $25 PER CAPITAL SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED BY

                               [CITICORP LOGO (R)]

                                   ----------

     The 7.10% Trust Preferred Securities (TRUPS(R)) (the "Capital Securities") offered hereby represent preferred undivided beneficial interests in the assets of Citicorp Capital III, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Citicorp, a Delaware corporation ("Citicorp" or the "Company"), will own all the common securities (the "Common Securities" and, together with the Capital Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities, investing the proceeds thereof in an equivalent amount of 7.10% Junior Subordinated Deferrable Interest Debentures due August 15, 2028 (the "Subordinated Debt Securities") of Citicorp and engaging in those activities necessary or incidental thereto. The Subordinated Debt Securities and the Capital Securities in respect of which this Prospectus Supplement is being delivered are referred to herein as the "Offered Securities."

     The Capital Securities have been approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance. Trading of the Capital Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Capital Securities. See "Underwriting."

                                                        (continued on next page)

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


==================================================================================================================
                                                       INITIAL PUBLIC          UNDERWRITING            PROCEEDS TO
                                                     OFFERING PRICE (1)       COMMISSION (2)          TRUST (3)(4)
------------------------------------------------------------------------------------------------------------------
Per Capital Security ..............................          $25                    (3)                    $25
------------------------------------------------------------------------------------------------------------------
Total .............................................     $225,000,000                (3)               $225,000,000
==================================================================================================================

(1)  Plus accrued distributions, if any, from June 26, 1998.

(2) The Trust and Citicorp have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Because the proceeds of the sale of the Capital Securities will be invested in the Subordinated Debt Securities, Citicorp has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $0.7875 per Capital Security (or $7,087,500 in the aggregate). See "Underwriting."

(4) Expenses of the offering, which are payable by Citicorp, are estimated to be $200,000.

                                   ----------

     The Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Capital Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about June 26, 1998.

"TRUPS(R)" is a registered service mark of Salomon Brothers Inc.

SALOMON SMITH BARNEY
          MERRILL LYNCH & CO.
                     MORGAN STANLEY DEAN WITTER
                                   PAINEWEBBER INCORPORATED
                                             PRUDENTIAL SECURITIES INCORPORATED


            The date of this Prospectus Supplement is June 19, 1998.

(continued from previous page)

     The Subordinated Debt Securities will be unsecured obligations of Citicorp and will be subordinate and junior in right of payment to all Senior Indebtedness of Citicorp, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of Capital Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise. Payments of distributions on the Capital Securities may be deferred at any time for up to 20 consecutive quarterly periods. In addition, Citicorp will have the right to redeem the Subordinated Debt Securities at any time on or after August 15, 2003 and, prior to that date, to redeem the Subordinated Debt Securities or to cause the distribution of the Subordinated Debt Securities to the holders of Capital Securities upon the occurrence of certain events. See "Special Considerations" on page S-10.

     Holders of the Capital Securities are entitled to receive cumulative cash distributions at an annual rate of 7.10% of the liquidation amount of $25 per Capital Security, accruing from the date of original issuance and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 1998 ("distributions"). The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Capital Securities, as set forth below, are guaranteed by Citicorp (the "Guarantee") to the extent described herein and under "Description of the Capital Securities Guarantees" in the accompanying Prospectus. The Guarantee covers payments of distributions and other payments on the Capital Securities only if and to the extent that the Trust has funds available therefor, which will not be the case unless Citicorp has made a payment of interest or principal or other payments on the Subordinated Debt Securities held by the Trust as its sole asset. The Guarantee, when taken together with Citicorp's obligations under the Subordinated Debt Securities and the Indenture (as defined herein) and its obligations under the Declaration (as defined herein), including its undertaking to pay all costs, expenses, debts and other obligations of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Capital Securities. The obligations of Citicorp under the Guarantee are subordinate and junior in right of payment to all other liabilities of Citicorp and rank pari passu with the most senior preferred stock issued from time to time, if any, by Citicorp.

     The distribution rate and the distribution payment date and other payment dates for the Capital Securities will correspond to the interest rate and interest payment date and other payment dates on the Subordinated Debt Securities, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debt Securities, no amounts will be paid on the Capital Securities. If Citicorp does not make principal or interest payments on the Subordinated Debt Securities, the Trust will not have sufficient funds to make distributions on the Capital Securities, in which event, the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

     So long as no Event of Default has occurred and is continuing under the Indenture, Citicorp has the right to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities at any time and from time to time for up to 20 consecutive quarterly interest periods (each, an "Extension Period"), provided that no Extension Period may extend beyond the Maturity Date (as defined below). If interest payments are so deferred, distributions on the Capital Securities will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of 7.10% per annum compounded quarterly, and holders of Capital Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths of up to 20 consecutive quarterly interest periods each throughout the term of the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities--Option to Extend Interest Payment Period" and "United States Federal Income Taxation--Interest and Original Issue Discount."

     The Subordinated Debt Securities will mature on August 15, 2028. The Subordinated Debt Securities are redeemable by Citicorp (i) in whole or in part, from time to time, on or after August 15, 2003 or (ii) in whole but not in part upon the occurrence of a Tax Event or a Regulatory Capital Event (each as defined herein). Prior to any such redemption, Citicorp will obtain any required regulatory approvals. If Citicorp redeems Subordinated Debt Securities, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at the Redemption Price (as defined herein). See

"Description of the Capital Securities--Redemption." The Capital Securities will be redeemed upon maturity of the Subordinated Debt Securities. See "Description of the Capital Securities--Tax Event Redemption or Distribution" and "--Regulatory Capital Event Redemption or Distribution."

     Citicorp may disolve the Trust at any time and cause the Subordinated Debt Securities to be distributed to the holders of the Trust Securities. Prior to any such dissolution, Citicorp will obtain any required regulatory approvals. In the event of the involuntary or voluntary dissolution, winding-up or termination of the Trust, the holders of the Capital Securities will be entitled to receive for each Capital Security, out of assets of the Trust available therefor, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Debt Securities are distributed to the holders of the Capital Securities. See "Description of the Capital Securities--Liquidation Distribution Upon Dissolution."

     The Capital Securities will be represented by one or more global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Capital Securities will not be issued in certificated form. See "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company."

                                   ----------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF CAPITAL SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SEE "UNDERWRITING."

                                     SUMMARY

     The following information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus (including the documents incorporated by reference herein).

                                    CITICORP

     Citicorp, whose principal subsidiary is Citibank, N.A. ("Citibank"), is a holding company incorporated under the laws of the State of Delaware on December 4, 1967. The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000. Through its subsidiaries and affiliates, including Citibank, Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

     Citicorp is a legal entity separate and distinct from Citibank and its other subsidiaries and affiliates. There are various legal limitations on the extent to which Citicorp's bank subsidiaries may extend credit, pay dividends or otherwise supply funds to Citicorp. The approval of the Office of the Comptroller of the Currency is required if total dividends declared by a national bank in any calendar year exceed net profits (as defined) for that year combined with its retained net profits for the preceding two years. In addition, dividends for such a bank may not be paid in excess of the bank's undivided profits. State-chartered bank subsidiaries are subject to dividend limitations imposed by applicable state law. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.

     Citicorp also derives dividends from its non-bank subsidiaries. These subsidiaries are not subject to regulatory restrictions on their payment of dividends to Citicorp, except that the approval of the Office of Thrift Supervision may be required if total dividends declared by a savings association in any calendar year exceed amounts specified in that agency's regulations. In addition, there are numerous governmental requirements and regulations that affect the activities of Citicorp and its bank and non-bank subsidiaries.

     Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citicorp may be required to commit resources to its subsidiary banks in circumstances where it might not otherwise do so.

     Because Citicorp is a holding company, its rights and the rights of its creditors and stockholders, including the holders of the Subordinated Debt Securities and the Guarantee to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

     On April 5, 1998, Citicorp and Travelers Group Inc. ("Travelers") entered into an Agreement and Plan of Merger. The merger is subject to customary closing conditions, including regulatory approvals and the affirmative vote of a majority of the stockholders of each of Citicorp and Travelers. The combined entity will be known as Citigroup Inc. ("Citigroup"). Such merger will be effected by the merger of Citicorp with and into a newly-formed Delaware corporation that is a wholly owned subsidiary of Travelers. Such corporation will assume Citicorp's obligations under the Guarantee and the Declaration (as defined herein) and will enter into a supplemental indenture with the Institutional Trustee pursuant to which it will expressly assume all of Citicorp's obligations under the Indenture (as defined herein) relating to the Subordinated Debt Securities, including the due and punctual payment of principal of and interest on the Subordinated Debt Securities. As used herein, "Citicorp" refers to Citicorp or such corporation with which Citicorp may merge.

                                    THE TRUST

     The Trust is a statutory business trust formed under Delaware law pursuant to a declaration of trust executed by Citicorp, as sponsor (the "Sponsor"), and the trustees of the Trust (the "Trustees") and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") before the issuance of the Capital Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Capital Securities, the purchasers thereof will own all of the Capital Securities. See "Description of the Capital Securities--Book Entry Only Issuance--The Depository Trust Company." Citicorp will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to approximately three percent of the total capital of the Trust. The Trust exists for the exclusive purposes of issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and engaging in only those other activities necessary or incidental thereto. See "The Trust."

     Pursuant to the Declaration, the number of Trustees will initially be three. Two of the trustees (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, Citicorp. The third trustee, which will be a financial institution that is unaffiliated with Citicorp, will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, Wilmington Trust Company will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debt Trustee (as defined herein) under the Indenture. Wilmington Trust Company will also act as Delaware Trustee under the Declaration for purposes of compliance with the Delaware Business Trust Act (the "Trust Act").

     The rights of the holders of the Capital Securities, including economic rights, rights to information and limited voting rights, are set forth in the Declaration, the Trust Act and the Trust Indenture Act. See "Description of the Capital Securities."

     The principal place of business of the Delaware Trustee is c/o Wilmington Trust Company, Rodney Square North, 1100 Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration. The principal place of business of the Trust shall be c/o Citicorp, 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000.

                               CAPITAL SECURITIES

General ............................ The Capital Securities  represent preferred undivided  beneficial interests in the assets of the Trust, which will consist solely of the Subordinated Debt
                                       Securities. The Subordinated Debt Securities, in which the proceeds of the sale of the Capital Securities will be invested, mature on August 15, 2028 unless redeemed by Citicorp prior to such maturity, as described under "Description of
                                       Subordinated Debt Securities--Optional Redemption."

Distributions ...................... Distributions  on the Capital  Securities  will be fixed at a rate per annum of 7.10% of the stated liquidation amount of $25 per Capital Security, will be cumulative, will accrue from June 26, 1998, the date of issuance of the Capital
                                       Securities, and will be payable quarterly in arrears, on February 15, May 15,
                                       August 15 and November 15 of each year, commencing August 15, 1998. See
                                       "Description of the Capital Securities--Distributions."

Option to Extend Interest
  Payment Period ................... Citicorp has the right, at any time, and from time to time, to defer payments of interest on the Subordinated Debt Securities for a period not exceeding 20 consecutive quarterly interest periods; provided, that no Extension Period may extend beyond the maturity date of the Subordinated Debt Securities. If Citicorp extends the interest payment period,


                                       quarterly distributions on the Capital Securities would be deferred (though such distributions would continue to accrue with interest thereon compounded quarterly, since interest would continue to accrue on the Subordinated Debt
                                       Securities) during any such extended interest payment period. If Citicorp exercises its right to extend an interest payment period, then (a) Citicorp shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) Citicorp shall not make any payment of interest on or principal of (or premium, if any, on) or repay, repurchase or redeem, any debt securities issued by Citicorp or its subsidiaries which rank pari passu with or junior to the Subordinated Debt Securities. The foregoing, however, will not apply (i) to any stock dividends paid by Citicorp where the dividend stock is the same stock as that on which the dividend is being paid or (ii) in certain other limited circumstances. See "Description of the Subordinated Debt
                                       Securities--Option to Extend Interest Payment Period ". Prior to the termination of any Extension Period, Citicorp may further extend such Extension Period;
                                       provided, that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due,
                                       Citicorp may commence a new Extension Period, subject to the foregoing requirements.

                                       See "Description of the Subordinated Debt Securities--Interest" and "--Option to
                                       Extend Interest Payment Period."

                                       Should an Extension Period occur, holders of Capital Securities will continue to recognize interest income for United States federal income tax purposes. As a result such holders will be required to include such interest in gross income for
                                       United States federal income tax purposes in advance of the receipt of cash, and such holders will not receive the cash from the Trust related to such income if such holders dispose of such Capital Securities prior to the record date for payment of distributions. See "United States Federal Income Taxation--United
                                       States Holders--Interest Income and Original Issue Discount."

Redemption of Capital Securities ... The Capital Securities have no stated maturity date but will be redeemed upon the maturity of the Subordinated Debt Securities or to the extent the Subordinated
                                       Debt Securities are earlier redeemed. Subject to obtaining any required regulatory approval, Citicorp will have the right to redeem the Subordinated Debt
                                       Securities, (i) in whole or in part, at any time on or after August 15, 2003, or
                                       (ii) in whole but not in part if a Tax Event or a Regulatory Capital Event shall have occurred and be continuing. The "Redemption Price" for the Capital
                                       Securities, in the case of any such redemption, will equal the stated liquidation amount of $25 per Capital Security, plus accrued and unpaid distributions thereon to the date fixed for redemption. See "Description of the Capital
                                       Securities--Redemption," "--Tax Event Redemption" and "--Regulatory Capital Event
                                       Redemption."


Dissolution of Trust and
 Distribution of Subordinated
 Debt Securities ................... Subject to obtaining any required regulatory approval, Citicorp will have the right at any time to dissolve the Trust and cause the Subordinated Debt Securities to be distributed to the holders of the Trust Securities. See "Description of the
                                       Capital Securities--Distribution of the Subordinated Debt Securities."

Voting Rights ...................... Generally, the holders of the Capital Securities will not have any voting rights.
                                       See "Description of the Capital Securities--Voting Rights."

                                       Subject to certain conditions, including that the Institutional Trustee obtain the opinion of counsel described under "Description of the Capital
                                       Securities--Voting Rights" prior to taking certain actions, the holders of a majority in aggregate liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee, under the Declaration including the right to direct the Institutional Trustee as holder of the Subordinated Debt
                                       Securities, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Debt Securities, (ii) waive any past Indenture Event of Default (as defined herein) that is waivable under the Indenture, (iii)
                                       exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debt
                                       Securities where such consent shall be required; provided, however, that where a consent or action under the Indenture would require the consent or act of a
                                       Super-Majority (as defined herein) of holders of the Subordinated Debt Securities affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Capital Securities may direct the Institutional Trustee to give such consent or take such action. See "Description of the Capital
                                       Securities--Voting Rights."

Use of Proceeds .................... The proceeds from the sale of the Capital Securities offered hereby will be used by the Trust to purchase the Subordinated Debt Securities issued by Citicorp.
                                       Citicorp will use substantially all of the net proceeds of the sale of the
                                       Subordinated Debt Securities to redeem, substantially concurrently with the issuance of the Capital Securities, all of the $216,550,000 outstanding principal amount of Subordinated Bank Adjustable Note Capital Securities issued by Citicorp on December 9, 1986.

Listing ............................ The Capital Securities have been approved for listing on the NYSE, subject to official notice of issuance. Trading of the Capital Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the
                                       Capital Securities.


                             SPECIAL CONSIDERATIONS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus Supplement and the accompanying Prospectus (including the documents incorporated by reference therein), the matters set forth under the caption "Special Considerations" in this Prospectus Supplement before purchasing the Capital Securities offered hereby.

                         CITICORP SUMMARY FINANCIAL DATA

     The following table sets forth, in summary form, certain financial data for each of the years in the three-year period ended December 31, 1997 and for the three months ended March 31, 1998 and March 31, 1997. This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated herein by reference; this summary is not covered by the Report of Independent Auditors incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the Prospectus. The consolidated financial data at and for the three months ended March 31, 1998 and March 31, 1997 are derived from unaudited financial statements. The results for the three months ended March 31, 1998 are not necessarily indicative of the results for the full year or any other interim period.

                                                                     THREE MONTHS              YEARS ENDED
                                                                    ENDED MARCH 31,            DECEMBER 31,
                                                                   -----------------   ---------------------------
                                                                     1998      1997      1997      1996      1995
                                                                   -------   -------   -------   -------   -------
                                                                      (UNAUDITED)

                                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Net Interest Revenue ...........................................   $ 2,839   $ 2,804   $11,402   $10,940   $ 9,951
Fees, Commissions and Other Revenue ............................     2,766     2,392    10,214     9,256     8,727
                                                                   -------   -------   -------   -------   -------
Total Revenue ..................................................     5,605     5,196    21,616    20,196    18,678
Provision for Credit Losses ....................................       507       423     1,907     1,926     1,991
Operating Expense ..............................................     3,394     3,169    13,987    12,197    11,102
                                                                   -------   -------   -------   -------   -------
Income Before Taxes ............................................     1,704     1,604     5,722     6,073     5,585
Income Taxes ...................................................       639       609     2,131     2,285     2,121
                                                                   -------   -------   -------   -------   -------
Net Income .....................................................   $ 1,065   $   995   $ 3,591   $ 3,788   $ 3,464
                                                                   =======   =======   =======   =======   =======
Income Applicable to Common Stock ..............................   $ 1,033   $   957   $ 3,451   $ 3,631   $ 3,126
                                                                   =======   =======   =======   =======   =======
Earnings Per Share (A):
 Basic .........................................................   $  2.28   $  2.07   $  7.53   $  7.73   $  7.60
 Diluted .......................................................      2.23      2.01      7.33      7.43      6.50
                                                                   =======   =======   =======   =======   =======

                                                                                   (IN BILLIONS)
Period End Balances:
  Total Loans, Net (B) .........................................   $ 182.8   $ 166.7   $ 178.2   $ 169.1   $ 160.3
  Total Assets .................................................     330.4     290.4     310.9     281.0     256.9
  Total Deposits ...............................................     214.7     188.8     199.1     185.0     167.1
  Long-Term Debt ...............................................      20.2      18.8      19.8      18.9      18.5
  Total Stockholders' Equity ...................................      21.5      20.8      21.2      20.7      19.6

----------
(A) Reflects the adoption in 1997 of SFAS No. 128, "Earnings Per Share." Prior periods have been restated.

(B)  Net of unearned income and allowance for credit losses.

                           CAPITALIZATION OF CITICORP

     The following table sets forth the consolidated capitalization of Citicorp as of March 31, 1998 (and as adjusted to give effect to the issuance of the Capital Securities and the redemption of the Subordinated Bank Adjustable Note Capital Securities issued by Citicorp on December 9, 1986).

                                                                                MARCH 31, 1998   MARCH 31, 1998
                                                                                  OUTSTANDING      AS ADJUSTED
                                                                                --------------   --------------
                                                                                          (UNAUDITED)
                                                                                         (IN MILLIONS)

Long-Term Debt:
 Various Obligations With Original Maturities of
  One Year or More ............................................................     $19,409          $19,192
 Guaranteed Preferred Beneficial Interests in Citicorp
  Subordinated Debt (a) .......................................................         750              975
                                                                                    -------          -------
Total Long-Term Debt ..........................................................     $20,159          $20,167
                                                                                    -------          -------

Stockholders' Equity:
 Preferred Stock ..............................................................     $ 1,600          $ 1,600
  Authorized Shares: 50,000,000
  Issued Shares:
   1,250,000 of $100 per share, 5,400,000 of $250 per share
   250,000 and of $500 per share
 Common Stock ($1.00 par value)
  Authorized Shares: 800,000,000 ..............................................         506              506
  Issued Shares: 506,298,235
 Surplus ......................................................................       6,493            6,493
 Retained Earnings ............................................................      17,564           17,564
 Accumulated Other Changes in Equity from Nonowner Sources (b) ................          37               37
 Common Stock in Treasury, at Cost ............................................      (4,729)          (4,729)
  Shares: 54,773,606
                                                                                    -------          -------
Total Stockholders' Equity ....................................................     $21,471          $21,471
                                                                                    -------          -------
Total .........................................................................     $41,630          $41,638
                                                                                    =======          =======

----------
(a) The Guaranteed Preferred Beneficial Interests represent interests in Citicorp Capital I, whose sole assets are $309 million aggregate principal amount of Citicorp's 7.933% Junior Subordinated Deferrable Interest Debentures due 2027 and interests in Citicorp Capital II, whose sole assets are $464 million aggregate principal amount of Citicorp's 8.015% Junior Subordinated Deferrable Interest Debentures due 2027, and, in the "As Adjusted" column, interests in Citicorp Capital III, a trust whose sole asset will be $231.75 million aggregate principal amount of Citicorp's 7.10% Junior Subordinated Deferrable Interest Debentures due 2028.

(b) Includes net unrealized gains on securities available for sale of $661 million and foreign currency translation of ($624) million.

                             SPECIAL CONSIDERATIONS

     Prospective purchasers of Capital Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE SUBORDINATED
 DEBT SECURITIES AND GUARANTEE

     The obligations of Citicorp under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of Citicorp, including all outstanding subordinated debt securities issued by Citicorp (other than securities designated as Junior Subordinated Deferrable Interest Debentures) prior to the issuance of the Subordinated Debt Securities. Citicorp's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of Citicorp and rank pari passu with the most senior preferred stock issued from time to time, if any, by Citicorp and with any other guarantee by Citicorp in respect of any preferred stock or equity interest of any affiliate. There are no terms in the Capital Securities, the Subordinated Debt Securities or the Guarantee that limit Citicorp's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debt Securities and the Guarantee. See "Description of the Capital Securities Guarantees--Status of the Capital Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus, and "Description of the Subordinated Debt Securities--Subordination" herein.

RIGHTS UNDER THE GUARANTEE

     If Citicorp were to default on its obligation to pay amounts payable on the Subordinated Debt Securities or its other payment obligations to the Trust, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Capital Securities would rely on the enforcement (i) by the Institutional Trustee of its rights as registered holder of the Subordinated Debt Securities against Citicorp pursuant to the terms of the Subordinated Debt Securities or (ii) by such holders of their direct rights against Citicorp to enforce payments on the Subordinated Debt Securities. See "Description of the Capital Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus and "Description of the Capital Securities--Declaration Events of Default" herein.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

     If a Declaration Event of Default (as defined herein) occurs and is continuing, the holders of Capital Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Subordinated Debt Securities against Citicorp. In addition, the holders of a majority in liquidation amount of the Capital Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Capital Securities may institute a legal proceeding directly against Citicorp to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Citicorp to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Capital Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Citicorp will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by Citicorp to such holder of Capital Securities in such Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities. See "Description of the Capital Securities--Declaration Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIOD; FEDERAL INCOME TAX CONSEQUENCES

     Citicorp has the right under the Indenture (as such term is defined in "Description of the Subordinated Debt Securities" herein), so long as no Indenture Event of Default (as defined herein) shall have occurred and be continuing, to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Capital Securities would be deferred (but would continue to accrue, despite such deferral, with interest thereon compounded quarterly) by the Trust during any such Extension Period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarterly interest periods. Prior to the termination of any such Extension Period, Citicorp may further extend the interest payment period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarterly interest periods or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Citicorp may commence a new Extension Period, subject to the above requirements. See "Description of the Capital Securities--Distributions" and "Description of the Subordinated Debt Securities--Option to Extend Interest Payment Period."

     Should Citicorp exercise its right to defer payments of interest by extending the interest payment period, each holder of Capital Securities will be required to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Capital Securities for United States federal income tax purposes, even though such deferred interest is not distributed to holders of Capital Securities. As a result, each such holder of Capital Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of the Capital Securities prior to the record date for the date on which distributions of such amounts are made. Citicorp has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should Citicorp determine to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. See "United States Federal Income Taxation--Interest and Original Issue Discount."

REDEMPTION OR DISTRIBUTION OF SUBORDINATED DEBT SECURITIES

     At any time after August 15, 2003, or upon the occurrence of a Tax Event or a Regulatory Capital Event, in certain circumstances, Citicorp will have the right to redeem the Subordinated Debt Securities. If Subordinated Debt Securities are redeemed, the Trust will redeem an equivalent amount of Trust Securities. See "Description of the Capital Securities--Redemption", "--Tax Event Redemption" and "--Regulatory Capital Event Redemption."

     Subject to obtaining any required regulatory approval, Citicorp will have the right at any time to dissolve the Trust and cause the Subordinated Debt Securities to be distributed to holders of the Capital Securities. Under current United States federal income tax law, a distribution of Subordinated Debt Securities upon the dissolution of the Trust would not be a taxable event to holders of the Capital Securities, but a dissolution of the Trust in which holders of the Capital Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation--Receipt of Subordinated Debt Securities or Cash Upon Liquidation of the Trust or Redemption of the Subordinated Debt Securities."

     Because holders of Capital Securities may receive Subordinated Debt Securities upon the dissolution of the Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Capital
Securities--Distribution of Subordinated Debt Securities" and "Description of the Subordinated Debt Securities."

LIMITED VOTING RIGHTS

     Holders of Capital Securities will have limited voting rights and, subject to certain exceptions as set forth in the Declaration, will not be entitled to vote, appoint, remove or replace, or to increase or decrease the number of, Trustees, which voting rights are vested exclusively in the holder of the Capital Securities. See "Description of Capital Securities--Voting Rights."

TRADING PRICE

     The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder of Capital Securities who disposes of his or her Capital Securities between record dates for payments of distributions thereon will be required to treat part of the sales price as ordinary income, consisting of accrued but unpaid interest on the Subordinated Debt Securities to the date of disposition. To the extent the sale price is less than such holder's adjusted tax basis (which will include accrued interest or OID), such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation--United States Holders--Interest and Original Issue Discount" and "--Sales of Capital Securities."

PENDING TAX LITIGATION

     Recently, a taxpayer filed a petition in the United States Tax Court contesting the proposed disallowance by the IRS (as defined below) of interest deductions the taxpayer claimed in respect of securities issued in 1993 and 1994 that are, in some cases, comparable to the Capital Securities (Enron Corp. v. Commissioner). It is possible that an adverse decision by the Tax Court concerning the deductibility of such interest could give rise to a Tax Event. Such Tax Event would give Citicorp the right to redeem the Subordinated Debt Securities. See "Description of the Capital Securities--Tax Event Redemption."

PROPOSED TAX LAW CHANGES

     In the past, the Clinton Administration proposed certain tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument had a term exceeding 15 years (earlier proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years) and if such debt instrument was not reflected as indebtedness on such issuer's consolidated balance sheet. As of the date hereof no such proposal is pending. However, in the event similar tax law changes are proposed and enacted in the future, and applied retroactively to the Subordinated Debt Securities, such changes could give rise to a Tax Event, which would permit Citicorp to cause a redemption of the Subordinated Debt Securities and of the Capital Securities, as described more fully under "Description of the Capital Securities--Tax Event Redemption" herein.

MARKET PRICES

     There can be no assurance as to the market prices for the Capital Securities or the Subordinated Debt Securities that may be distributed in exchange for Capital Securities upon a liquidation of the Trust. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debt Securities that a holder of Capital Securities may receive upon a liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. As a result of the existence of Citicorp's right to defer interest payments, the market price of the Capital Securities (which represent undivided beneficial ownership interests in the Trust, the assets of which consist solely of the Subordinated Debt Securities) may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Capital Securities will be used by the Trust to purchase the Subordinated Debt Securities issued by Citicorp. Citicorp will use substantially all of the net proceeds of the sale of the Subordinated Debt Securities to redeem, substantially concurrently with the issuance of the Capital Securities, all of the $216,550,000 outstanding principal amount of Subordinated Bank Adjustable Note Capital Securities issued by Citicorp on December 9, 1986.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be consolidated with Citicorp's financial statements, with the $225 million of Capital Securities included in Citicorp's balance sheet as a component of Long-Term Debt. The sole assets of the Trust will be $231.75 million aggregate principal amount of 7.10% Junior Subordinated Deferrable Interest Debentures of Citicorp due 2028.

     All future reports of Citicorp filed under the Securities Exchange Act of 1934 will (i) reflect the consolidation of the Trust into Citicorp's consolidated financial statements, with the $225 million of Capital Securities included in Citicorp's balance sheet as a component of Long-Term Debt, (ii) include in the financial statement footnotes of Citicorp disclosure that the sole assets of the wholly-owned Trust will be $231.75 million principal amount of 7.10% Junior Subordinated Deferrable Interest Debentures of Citicorp due 2028, and (iii) include in a footnote to the audited financial statements disclosure that each Citicorp Capital Trust is wholly owned, that the sole asset of each Citicorp Capital Trust is the respective series of Junior Subordinated Deferrable Interest Debentures (specifying as to each Trust the principal amount, interest rate and maturity date of such Junior Subordinated Deferrable Interest Debentures), and that the related Guarantee, taken together with Citicorp's obligations under such Junior Subordinated Deferrable Interest Debentures, the Indenture and the Declaration, provides a full and unconditional guarantee on a subordinated basis by Citicorp of payments due on the preferred securities issued by each Citicorp Capital Trust.

                                    THE TRUST

     The Trust is a statutory business trust formed under Delaware law pursuant to a declaration of trust executed by Citicorp, as Sponsor, and the Trustees and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such Declaration will be amended and restated in its entirety before the issuance of the Capital Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Capital Securities, the purchasers thereof will own all of the Capital Securities. See "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company." Citicorp will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to approximately three percent of the total capital of the Trust. The Trust exists for the exclusive purposes of issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and engaging in only those other activities necessary or incidental thereto.

     Pursuant to the Declaration, the number of Trustees will initially be three. The two Regular Trustees will be persons who are employees or officers of, or who are affiliated with, Citicorp. The third trustee will be the Institutional Trustee. Initially, Wilmington Trust Company will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as Guarantee Trustee under the Guarantee and as Debt Trustee (as defined herein) under the Indenture (as defined herein). Wilmington Trust Company will also act as Delaware Trustee under the Declaration for purposes of compliance with the Trust Act.

     The Institutional Trustee will hold title to the Subordinated Debt Securities for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Subordinated Debt Securities. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities. Citicorp, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees, subject to certain restrictions. Citicorp will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Subordinated Debt Securities--Miscellaneous."

     The rights of the holders of the Capital Securities, including economic rights, rights to information and limited voting rights, are set forth in the Declaration, the Trust Act and the Trust Indenture Act. See "Description of the Capital Securities."

                      DESCRIPTION OF THE CAPITAL SECURITIES

     The following summary of certain terms and provisions of the Capital Securities supplements the description of the terms and provisions of the Capital Securities set forth in the accompanying Prospectus under the heading "Description of the Capital Securities," to which description reference is hereby made. The Capital Securities will be issued pursuant to the terms of the Declaration, which has been qualified as an indenture under the Trust Indenture Act. The Institutional Trustee will act as indenture trustee for the Capital Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Capital Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Capital Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by Citicorp. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Capital Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will own the Subordinated Debt Securities purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Capital Securities or liquidation of the Trust, are guaranteed by Citicorp to the extent described under "Description of the Guarantee" and under "Description of the Capital Securities Guarantees" in the accompanying Prospectus. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Capital Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Subordinated Debt Securities except in the limited circumstances in which the holder may take Direct Action. See "--Voting Rights" and "--Declaration Events of Default." Citicorp's obligations under the Guarantee, taken together with its obligations under the Subordinated Debt Securities, the Indenture and the Declaration, will provide a full and unconditional guarantee on a subordinated basis by Citicorp of payments due on the Capital Securities.

DISTRIBUTIONS

     Distributions on the Capital Securities will be fixed at a rate per annum of 7.10% of the stated liquidation amount of $25 per Capital Security. Distributions in arrears for more than one quarterly period will bear interest thereon at the rate per annum of 7.10%, compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the Capital Securities will be cumulative, will accrue from June 26, 1998 and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 1998, when, as and if available for payment. Distributions will be made by the Institutional Trustee or its paying agent, except as otherwise described below.

     Citicorp has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities. If Citicorp were to exercise such right, quarterly distributions on the Capital Securities during any such extended interest payment period would be deferred (although such distributions would continue to accrue with interest, compounded quarterly, because compound interest would continue to accrue on the Subordinated Debt Securities). See "Description of the Subordinated Debt Securities--Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Capital

Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

     Distributions on the Capital Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Capital Securities will be limited to payments received from Citicorp on the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities." The payment of distributions out of moneys held by the Trust is guaranteed by Citicorp to the extent set forth under "Description of the Guarantee" and under "Description of the Capital Securities Guarantees" in the accompanying Prospectus.

     Distributions on the Capital Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Capital Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates. Such distributions will be paid by or on behalf of the Institutional Trustee, which will hold amounts received in respect of the Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under --"Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Capital Securities do not continue to remain in book-entry only form, the Regular Trustees will have the right to select relevant record dates, which may be more than one Business Day but not more than ten Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Capital Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law to close.

REDEMPTION

     The Capital Securities have no stated maturity date but will be redeemed upon the maturity of the Subordinated Debt Securities or to the extent the Subordinated Debt Securities are earlier redeemed. The Subordinated Debt Securities will mature on August 15, 2028.

     The Company has the right to redeem the Subordinated Debt Securities, (i) in whole or in part, at any time on or after August 15, 2003 or (ii) in whole but not in part if a Tax Event or a Regulatory Capital Event shall have occurred and be continuing. The "Redemption Price" for the Capital Securities, in the case of any such redemption, will equal the applicable stated liquidation amount of $25 per Capital Security, plus accrued and unpaid distributions thereon to but excluding the date fixed for redemption. The Trust's funds available for payment of the Redemption Price will be limited to payments received from Citicorp upon redemption of the Subordinated Debt Securities.

     Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or redemption will simultaneously be applied to redeem, at the Redemption Price, Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed; provided that holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of any redemption.

TAX EVENT REDEMPTION

     "Tax Event" means that the Regular Trustees shall have received an opinion (a "Dissolution Tax Opinion") of a nationally recognized independent tax counsel experienced in such matters ("Tax Counsel") to the effect that, as a result of
(a) any amendment to, clarification of or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or
(b) any amendment to, clarification of or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities, (ii) interest payable to the Trust on the Subordinated Debt Securities would not be deductible by Citicorp for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, provided that any such change, clarification or amendment becomes effective on or after the date of this Prospectus Supplement.

     Subject to obtaining any required regulatory approval, if a Tax Event shall occur and be continuing, Citicorp may, within 90 days following the occurrence of such Tax Event, redeem the Subordinated Debt Securities, in whole but not in part, upon not less than 30 nor more than 60 days' notice, for cash, with the result that, following such redemption, the Trust Securities having an aggregate liquidation amount equal to the principal amount of the Subordinated Debt Securities so redeemed will be redeemed by the Trust at the Redemption Price; provided, however, that if at the time there is available to Citicorp or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, Citicorp or the holders of the Trust Securities, then Citicorp or the Trust will pursue such measure in lieu of redemption of the Subordinated Debt Securities.

REGULATORY CAPITAL EVENT REDEMPTION

     "Regulatory Capital Event" means a determination by Citicorp, based on an opinion of counsel experienced in such matters (who may be an employee of Citicorp or any of its affiliates), that, as a result of (a) any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment, clarification, change, pronouncement or decision is announced or is effective after the date of this Prospectus Supplement, there is more than an insubstantial risk that the Capital Securities will no longer constitute Tier 1 Capital of Citicorp or any bank holding company of which Citicorp is a subsidiary (or its equivalent) for purposes of the capital adequacy guidelines or policies of the Board of Governors of the Federal Reserve System or its successor as Citicorp's primary federal banking regulator.

     Subject to obtaining any required regulatory approval, if a Regulatory Capital Event shall occur and be continuing, Citicorp may, within 90 days following the occurrence of such Regulatory Capital Event, redeem the Subordinated Debt Securities, in whole but not in part, upon not less than 30 nor more than 60 days' notice, for cash, with the result that, following such redemption, the Capital Securities will be redeemed by the Trust at the applicable Redemption Price; provided, however, that if at the time there is available to Citicorp or the Trust the opportunity to eliminate, within such 90-day period, the Regulatory Capital Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, Citicorp or the holders of the Trust Securities, then Citicorp or the Trust will pursue such measure in lieu of redemption of the Subordinated Debt Securities.

DISTRIBUTION OF SUBORDINATED DEBT SECURITIES

     Subject to obtaining any required regulatory approval, Citicorp will have the right at any time to dissolve the Trust, and after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debt Securities to be distributed to the holders of the Trust Securities.

     If the Subordinated Debt Securities are distributed to the holders of the Capital Securities, Citicorp will use its best efforts to cause the Subordinated Debt Securities to be listed on the New York Stock Exchange or on such other exchange as the Capital Securities are then listed.

     After the date for any distribution of Subordinated Debt Securities upon dissolution of the Trust, (i) the Capital Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Capital Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities to be delivered upon such distribution and (iii) any certificates representing Capital Securities not held by the Depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Capital Securities until such certificates are presented to Citicorp or its agent for transfer or reissuance.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding Capital Securities unless all accrued and unpaid distributions have been paid on all Capital Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Capital Securities (which notice will be irrevocable), then, by noon, New York City time, on the redemption date, provided that Citicorp has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. See "-- Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price (but without interest) on or after such redemption date, except as described below. In the event that any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Capital Securities is improperly withheld or refused and not paid, either by the Trust or by Citicorp pursuant to the Guarantee, distributions on such Capital Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Capital Securities are to be redeemed, the Capital Securities will be redeemed as described below under "--Book-Entry Only Issuance--The Depository Trust Company."

     Subject to the foregoing, applicable law (including, without limitation, United States federal securities laws), and any other applicable restrictions, Citicorp or its affiliates may at any time, and from time to time, purchase outstanding Capital Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Trust Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities have been distributed on a pro rata basis to the holders of the Trust Securities.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Capital Securities, except that if a Declaration Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities with regard to such distributions.

     Pursuant to the Declaration, the Trust shall dissolve (i) on August 15, 2053, the expiration of the term of the Trust, (ii) upon the bankruptcy of Citicorp, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to Citicorp, the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to file a certificate of cancellation with respect to the Trust or the revocation of the charter of Citicorp and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon Citicorp, as Sponsor, giving written direction to the Institutional Trustee to terminate the Trust and distribute the Subordinated Debt Securities to the holders of Capital Securities and Common Securities (which direction is optional and wholly within the discretion of Citicorp as Sponsor), (v) upon the entry of a decree of a judicial dissolution of Citicorp (or an affiliate that is a subsequent holder of the Common Securities) or the Trust or (vi) upon the redemption of all the Trust Securities. Pursuant to the Declaration, as soon as practicable after the dissolution of the Trust and upon completion of the winding up of the Trust, the Trust shall terminate upon the filing of a certificate of cancellation.

DECLARATION EVENTS OF DEFAULT

     An Event of Default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Capital Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Capital Securities has made a written request, such holder of record of Capital Securities may institute a legal proceeding against Citicorp to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Citicorp to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Capital Securities may institute a Direct Action for payment to such holder directly of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Citicorp will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by Citicorp to such holder of Capital Securities in such Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

     Citicorp and the Trust are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Capital Securities Guarantees--Modification of the Capital Securities Guarantees; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

     Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Subordinated Debt Securities, to (i) exercise the remedies available to it under the Indenture as a holder of the Subordinated Debt Securities, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable or
(iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debt Securities where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Subordinated Debt Securities (a "Super-Majority") affected thereby, only the holders of at least a percentage equivalent to such Super-Majority in aggregate liquidation amount of the Capital Securities may direct the Institutional Trustee to give such consent or take such action. The

Institutional Trustee shall notify all holders of the Capital Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses
(i), (ii), (iii) or (iv) above unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Institutional Trustee, as the holder of the Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that (i) where the taking of any such action under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding and (ii) where the taking of such action would require the consent of every holder of Subordinated Debt Securities, the consent of all holders of Trust Securities shall be required. The Institutional Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Capital Securities may be given at a separate meeting of holders of Capital Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Capital Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel Capital Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

     Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned at such time by Citicorp or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Citicorp, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Capital Securities were not outstanding, unless all of the Capital Securities are owned by Citicorp or any such entity.

     The procedures by which holders of Capital Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company" below.

     Holders of the Capital Securities will have no rights to appoint or remove the Trustees, who may be appointed, removed or replaced solely by Citicorp as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee), subject to certain conditions, provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Capital Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities or the Institutional Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Common Securities and Capital Securities, respectively, rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Citicorp expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Subordinated Debt Securities, (iii) the Capital Securities or any Successor Securities are listed quoted, or any Successor Securities will be so upon notification of issuance, on any national securities exchange or other organization on which the Capital Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, Citicorp has received an opinion of counsel to the Trust to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) the Trust or successor entity will continue to be classified as a grantor trust for United States federal income tax purposes and (viii) Citicorp guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100 percent in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary (the "Depositary") for the Capital Securities. The Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Capital Securities certificates ("Global Certificates"), representing the total aggregate number of Capital Securities, will be issued and will be deposited with DTC.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in securities represented by a global certificate deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Capital Securities within the DTC system must be made by or through Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Capital Security ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Capital Securities, except in the event that use of the book-entry system for the Capital Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Capital Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Capital Securities represented thereby for all purposes under the Declaration and the Capital Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Capital Securities (including the presentation of Capital Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Capital Securities as to which such Participant or Participants has or have given such direction.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices in respect of the Capital Securities held in book-entry form will be sent to Cede & Co. If less than all of the Capital Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

     Although voting with respect to the Capital Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on the Capital Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Capital Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Capital Securities.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Issuer nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the Capital Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Capital Security certificates are required to be printed and delivered. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Capital Securities will be printed and delivered.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Capital Securities represented by the Global Certificates will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates, provided that, in the case of Certificated Securities, such payments will be made by check mailed to the address of the holder entitled thereto at its registered address. The paying agent will initially be Citibank, N.A. The paying agent will be permitted to resign upon 30 days' written notice to the Institutional Trustee. In the event that Citibank, N.A. shall no longer be the paying agent, the Institutional Trustee will appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR AND TRANSFER AGENT

     Citibank, N.A. will act as registrar and transfer agent for the Capital Securities. Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may reasonably require) in respect of any tax or other government charges which may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Capital Securities after such Capital Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after a default of which it has knowledge, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Capital Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Capital Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Institutional Trustee also serves as trustee under the Guarantee and the Indenture.

GOVERNING LAW

     The Declaration and the Capital Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. Citicorp intends to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of Citicorp for United States federal income tax purposes. In this connection, Citicorp and the Regular Trustees may take any action, not inconsistent with applicable law, the certificate of trust of the Trust, the Declaration or the certificate of incorporation of Citicorp, that each of Citicorp and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Capital Securities or vary the terms thereof.

     Holders of the Capital Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

     Pursuant to the Guarantee, Citicorp will irrevocably agree, to the extent set forth therein, to pay in full to the holders of the Capital Securities issued by the Trust, the Guarantee Payments (as defined in the accompanying Prospectus) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Guarantee will not apply to any payment except to the extent the Trust shall have funds available therefor. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Capital Securities or by causing the Trust to pay such amounts to such holders. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. A summary description of the Guarantee appears in the accompanying Prospectus under the caption "Description of the Capital Securities Guarantees."

                 DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

     Set forth below is a description of the specific terms of the Subordinated Debt Securities in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of December 17, 1996, as supplemented by a Supplemental Indenture dated as of June 26, 1998 (the "Indenture"), between Citicorp and Wilmington Trust Company, as Trustee (the "Debt Trustee").

     Under certain circumstances involving the dissolution of the Trust following the occurrence of a Tax Event or a Regulatory Capital Event, Subordinated Debt Securities may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Capital Securities--Tax Event Redemption" and "--Regulatory Capital Event Redemption."

GENERAL

     The Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Subordinated Debt Securities will be limited in aggregate principal amount to $231.75 million, such amount being the sum of the aggregate stated liquidation amounts of the Capital Securities and the Common Securities.

     The Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on August 15, 2028.

     If Subordinated Debt Securities are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, such Subordinated Debt Securities will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" below. In the event that Subordinated Debt Securities are issued in certificated form, such Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at the option of Citicorp by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Subordinated Debt Securities is the Institutional Trustee, the payment of principal and interest on the Subordinated Debt Securities held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

     Citicorp does not intend to issue and sell the Subordinated Debt Securities to any purchasers other than the Trust.

SUBORDINATION

     The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of Citicorp, including all outstanding subordinated debt securities issued by Citicorp prior to the issuance of the Subordinated Debt Securities. No payment of principal (including redemption payments), premium, if any, or interest on the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default, unless and until such default shall have been cured or waived or such proceeding shall be terminated. Upon any distribution of assets of Citicorp to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Citicorp must be paid in full before the holders of Subordinated Debt Securities are entitled to receive or retain any payment. Notwithstanding the foregoing, the holders of Senior Indebtedness shall not be entitled to receive payment of any amounts which would otherwise (but for the subordination provisions of the Indenture) be payable in respect of the Subordinated Debt Securities but for the fact that any such Senior Indebtedness is by its terms subordinated in right of payment to Trade Credit (as defined herein) and, as a result of which subordination, amounts otherwise payable in respect of such Senior Indebtedness are to be paid to holders of Trade Credit.

     The term "Senior Indebtedness" means any obligation of Citicorp to its creditors, whether outstanding or subsequently incurred, except for (w) any other subordinated debt securities issued under the Indenture, (x) all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Citicorp that is a financing vehicle of Citicorp (a "financing entity") in connection with the issuance by such financing entity of equity securities or other securities guaranteed by Citicorp pursuant to an instrument that ranks pari passu with, or junior to, the Guarantee, (y) obligations incurred or assumed by Citicorp in the ordinary course of business in connection with the obtaining of materials or services, and all obligations of Citicorp in respect of any guarantees of such obligations of subsidiaries of Citicorp (provided that obligations described in this clause (y) ("Trade Credit") shall not include traveler's checks or other unsubordinated financial instruments) and
(z) any other obligations as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Citicorp.

INTEREST

     The Subordinated Debt Securities will bear interest at the rate of 7.10% per annum from the original date of issuance, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each an

"Interest Payment Date"), commencing August 15, 1998, to the persons in whose name such Subordinated Debt Securities are registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event any Subordinated Debt Securities distributed to holders of Capital Securities shall not continue to remain in book-entry only form, Citicorp shall have the right to select record dates, which shall be not less than one nor more than 15 Business Days prior to the Interest Payment Date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Event of Default shall have occurred and be continuing under the Indenture, Citicorp shall have the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarterly interest periods from the last interest payment date to which interest was paid in full, at the end of which Extension Period, Citicorp shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded quarterly at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided that during any such Extension Period, (a) Citicorp shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire for value or make a liquidation payment with respect to any of its capital stock (other than (i) purchases or acquisitions of shares of Citicorp common stock in connection with the satisfaction by Citicorp of its obligations under any employee benefit plans or any other contractual obligations of Citicorp (other than a contractual obligation ranking pari passu with or junior in right of payment to the Subordinated Debt Securities) entered into prior to the date of issuance of the Subordinated Debt Securities, (ii) as a result of a reclassification of Citicorp capital stock or the exchange or conversion of one class or series of Citicorp's capital stock for another class or series of Citicorp capital stock or (iii) the purchase of fractional interests in shares of Citicorp's capital stock pursuant to the conversion or exchange provisions of such Citicorp capital stock or the security being converted or exchanged) and (b) Citicorp shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Citicorp that rank pari passu with or junior in right of payment to the Subordinated Debt Securities. The foregoing, however, will not apply to stock dividends paid by Citicorp where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, Citicorp may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarterly interest periods or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Citicorp may commence a new Extension Period, subject to the terms set forth in this section. No interest shall be due and payable during an Extension Period, except at the end thereof. Citicorp has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Institutional Trustee is the sole holder of the Subordinated Debt Securities, Citicorp shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Capital Securities are payable or (ii) the date the Regular Trustees are required to give notice to any applicable self-regulatory organization or to holders of the Capital Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of Citicorp's selection of such Extension Period to the holders of the Capital Securities. If the Institutional Trustee is not the sole holder of the Subordinated Debt Securities, Citicorp shall give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period 10 Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Citicorp is required to give notice to any applicable self-regulatory organization or to holders of the Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time the Trust or the Institutional Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any such case, Citicorp will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Institutional Trustee after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust or the Institutional Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

OPTIONAL REDEMPTION

     Subject to obtaining any required regulatory approval, Citicorp will have the right to redeem the Subordinated Debt Securities, (i) in whole or in part, from time to time, on or after August 15, 2003, or (ii) in whole but not in part upon the occurrence of a Tax Event or a Regulatory Capital Event as described under "Description of the Capital Securities--Tax Event Redemption" and "--Regulatory Capital Event Redemption," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount to be redeemed plus accrued and unpaid interest, including Additional Interest, if any, to the redemption date; provided, however, that the Subordinated Debt Securities may not be redeemed in part unless all unpaid interest, including Additional Interest, accrued through the most recent quarterly interest period ending on or prior to the date fixed for redemption shall have been paid. Before effecting any optional redemption, Citicorp will obtain any approvals of regulatory authorities then required by applicable law.

INDENTURE EVENTS OF DEFAULT

     See "Description of the Subordinated Debt Securities--Events of Default, Waiver and Notice" in the accompanying Prospectus for a description of Events of Default under the Indenture. An Event of Default under the Indenture also constitutes a Declaration Event of Default. The holders of Capital Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Capital Securities--Declaration Events of Default" and "--Voting Rights." Notwithstanding the foregoing, if an Event of Default under the Indenture has occurred and is continuing and such event is attributable to the failure of Citicorp to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable, Citicorp acknowledges that a holder of Capital Securities may then institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. Notwithstanding any payments made to such holder of Capital Securities by Citicorp in connection with a Direct Action, Citicorp shall remain obligated to pay the principal of or interest on the Subordinated Debt Securities held by the Trust or the Institutional Trustee of the Trust, and Citicorp shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Capital Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, the Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depositary or its nominee.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt

Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

     If Subordinated Debt Securities are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Capital Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by Citicorp. Citicorp may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

     None of Citicorp, the Trust, the Institutional Trustee, any paying agent and any other agent of Citicorp, or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A Global Security shall be exchangeable for Subordinated Debt Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Citicorp that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) Citicorp, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debt Securities registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

     The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

MISCELLANEOUS

     The Indenture will provide that Citicorp will pay all fees and expenses related to (i) the offering of the Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Capital Securities.

     Citicorp will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of Citicorp or any bank holding company of which Citicorp is a subsidiary; provided that, in the event of any such assignment, Citicorp will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

                      UNITED STATES FEDERAL INCOME TAXATION

GENERAL

     In the opinion of E. Noel Harwerth, Esq., Chief Tax Officer of Citibank, N.A., the following discussion describes the material United States federal income tax consequences applicable to holders of the Capital Securities. This discussion deals only with Capital Securities held as capital assets by initial holders and does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding the Capital Securities as a hedge or hedged against currency risks or as part of a straddle or conversion transaction or persons whose functional currency is not the U.S. dollar. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, published rulings and court decisions, as currently in effect, all of which are subject to change, possibly with retroactive effect.

     Persons considering the purchase of Capital Securities should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as the application of state or local laws or the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

     As used herein, "United States Holder" means a beneficial holder of Capital Securities who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof (including the District of Columbia), or (iii) a person otherwise subject to United States federal income taxation on a net income basis in respect of Capital Securities.

  Classification of the Subordinated Debt Securities

     Assuming full compliance with the terms of the Indenture and the Declaration, the Subordinated Debt Securities will be classified for United States federal income tax purposes as indebtedness of Citicorp.

  Classification of the Trust

     Assuming full compliance with the terms of the Indenture and the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Capital Securities generally will be considered the owner of an undivided interest in the Subordinated Debt Securities, and each holder will be required to include in its gross income interest and original issue discount ("OID"), if any, accrued with respect to its allocable share of the Subordinated Debt Securities.

  Interest and Original Issue Discount

     United States Holders (including cash basis United States Holders) of debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield basis, generally before the receipt of cash attributable to such income, and generally in increasingly greater amounts over the life of the debt instrument. A debt instrument will generally be treated as issued with OID if the excess of the instrument's "stated redemption price at maturity" over its issue price is more than a specified de minimis amount. The stated redemption price at maturity of an instrument is the total of all payments provided by the instrument that are not payments of "qualified stated interest." A qualified stated interest payment is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the debt instrument. In determining whether a debt instrument has been issued with OID, remote contingencies as to the timely payment of stated interest are ignored. In the case of the Subordinated Debt Securities, Citicorp has concluded that the likelihood of its exercising its option to defer payment of interest is remote because the exercise of such option would prevent Citicorp from declaring dividends on any class of its stock. Accordingly, Citicorp intends to treat the Subordinated Debt Securities as having been issued without OID and, therefore, United States Holders of the Capital Securities will accrue interest income under their particular methods of accounting (e.g., cash or accrual) rather than accruing OID on a constant yield basis.

     If, however, Citicorp were to exercise its right to defer payments of interest, under existing Treasury regulations, the Subordinated Debt Securities will become OID instruments, and all United States Holders of the Capital Securities will thereafter be required to accrue interest on a constant yield basis during any Extension Period even though Citicorp will not pay the interest in cash until the end of the Extension Period, and even though a United States Holder may be on the cash method of accounting. Furthermore, if the Subordinated Debt Securities become OID instruments because Citicorp has exercised its right to defer payment of interest, they will be taxed as OID instruments for as long as they remain outstanding, even after the expiration of the Extension Period and the payment of all accrued and compounded interest.

     The above conclusions are based on recently-promulgated Treasury regulations, which have not been interpreted by any court decisions or addressed in any rulings or other pronouncements of the Internal Revenue Service ("IRS"), and its is possible that the IRS could take a position contrary to the conclusions herein.

     Corporate holders of the Capital Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

  Market Discount and Bond Premium

     Under certain circumstances, United States Holders of Capital Securities other than initial holders may be considered to have acquired their undivided interests in the Subordinated Debt Securities with market discount or bond premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Capital Securities.

  Receipt of Subordinated Debt Securities or Cash Upon Liquidation of the
    Trust or Redemption of the Subordinated Debt Securities

     As described under "Description of the Capital Securities--Distribution of Subordinated Debt Securities," Citicorp has the right to dissolve the Trust and to distribute Subordinated Debt Securities to holders in exchange for the Capital Securities in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such holder's aggregate tax basis in its Capital Securities. A holder's holding period in the Subordinated Debt Securities so received in liquidation of the Trust would include the period during which the Capital Securities were held by such holder. If, however, the Trust is treated as an association taxable as a corporation at the time of its liquidation, the distribution of Subordinated Debt Securities in liquidation of the Trust would likely constitute a taxable event to the holders of the Capital Securities.

     On or after August 15, 2003 or upon the occurrence of a Tax Event or a Regulatory Capital Event as described under "Description of the Capital Securities--Tax Event Redemption" and "--Regulatory Capital Redemption", the Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Capital Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Capital Securities, and a United States Holder would recognize gain or loss as if it sold such redeemed Capital Securities for cash. See "United States Federal Income Taxation--Sales of Capital Securities."

  Sales of Capital Securities

     A United States Holder that sells Capital Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities. Assuming Citicorp does not defer interest on the Subordinated Debt Securities by extending the interest payment period, a holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price. Except to the extent attributable to accrued but unpaid interest (which is taxable as ordinary income ) and subject to the market discount rules described above, such gain or loss generally will be a capital gain or loss.

     Long-term capital gain of an individual United States Holder is generally subject to the maximum tax rate of 28% for property held for more than one year. The maximum rate is generally reduced to 20% in the case of property held for more than 18 months. The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. If Citicorp exercises its right to defer payments of interest, a United States Holder who disposes of his Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the United States Holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

     Under present United States federal income tax law and subject to the discussion of backup withholding below:

          (a) payment of principal and interest (including any OID) by the Trust or any of its paying agents to any United States Alien Holder (as defined below) will not be subject to United States federal withholding tax, provided that in the case of interest or OID, (1) the beneficial owner of the Capital Securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citicorp entitled to vote, (2) the beneficial owner of the Capital Securities is not a controlled foreign corporation that is related to Citicorp through stock ownership, (3) either (i) the beneficial owner of the Capital Securities certifies to Citicorp or its agent, under penalties of perjury, that he is not a United States person (as defined below) and provides his name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Capital Securities on behalf of the beneficial owner certifies to Citicorp or its paying agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor a copy thereof, and (4) the beneficial owner is not a bank as to which the Capital Securities (or any portion thereof) is considered to be an extension of credit made by a bank pursuant to a loan agreement entered into in the ordinary course of the bank's trade or business;

          (b) a United States Alien Holder will not be subject to United States federal withholding tax on gain realized on the sale or other disposition of Capital Securities.

     As used herein, a "United States Alien Holder" is any holder of Capital Securities who is a United States Alien (as defined below). As used herein, a "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of the members is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust, in each case not subject to United States federal income tax on a net income basis in respect of Capital Securities. "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of principal (including OID, if any) and any premium and interest made within the United States by the Trust or any of its paying agents are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%. Information reporting and backup withholding do not apply to payments made on Capital Securities if the certification described in clause
(a)(3) under "United States Alien Holders" is received, provided, in each case, that the payor does not have actual knowledge that the holder is a United States person.

     Payment of the proceeds from the sale of Capital Securities to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, information reporting will apply to such payments unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the owner otherwise establishes an exemption. Payment of the proceeds from a sale of Capital Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     Backup withholding will generally not apply to United States Holders other than certain noncorporate Holders who fail to supply an accurate taxpayer identification number or who fail to report all interest and dividend income required to be shown on their federal income tax returns.

                              ERISA CONSIDERATIONS

     Each of the Company (the obligor with respect to the Subordinated Debt Securities held by the Trust) and its affiliates may be considered a "party in interest" (within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a "disqualified person" (within the meaning of
Section 4975 of the Code) with respect to certain employee benefit plans ("Plans") that are subject to ERISA. Any purchaser proposing to acquire Capital Securities with assets of any Plan should consult with its counsel. The purchase of Capital Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Capital Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). It is expected that the Capital Securities will meet the criteria of "publicly-offered securities" under a regulation issued by the Department of Labor and, accordingly, the assets of the Trust would not be considered "plan assets" for ERISA purposes. The Underwriters expect that the Capital Securities will be held by at least 100 independent investors at the conclusion of the offering, there are no restrictions imposed on the transfer of the Capital Securities and the Capital Securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 and then will be timely registered under the Securities Exchange Act of 1934.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters for whom Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Prudential Securities Incorporated are acting as representatives (the "Representatives") have severally agreed to purchase the number of Capital Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Capital Securities offered hereby if any of the Capital Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                       NUMBER OF
                                                                        CAPITAL
                   UNDERWRITERS                                       SECURITIES
                   ------------                                       ----------
       Smith Barney Inc. ............................................ 1,505,000
       Merrill Lynch, Pierce, Fenner & Smith Incorporated ........... 1,505,000
       Morgan Stanley & Co. Incorporated ............................ 1,505,000
       PaineWebber Incorporated ..................................... 1,505,000
       Prudential Securities Incorporated ........................... 1,505,000
       A.G. Edwards & Sons, Inc. ....................................    75,000
       Bear, Stearns & Co. Inc. .....................................    75,000
       BT Alex. Brown Incorporated ..................................    75,000
       CIBC Oppenheimer Corp. .......................................    75,000
       Dain Rauscher Wessels ........................................    75,000
       Donaldson, Lufkin & Jenrette Securities Corporation ..........    75,000
       EVEREN Securities, Inc. ......................................    75,000
       Goldman, Sachs & Co. .........................................    75,000
       J. C. Bradford & Co. .........................................    75,000
       Lehman Brothers Inc. .........................................    75,000
       Piper Jaffray Inc. ...........................................    75,000
       Raymond James & Associates, Inc. .............................    75,000
       The Robinson-Humphrey Company, LLC ...........................    75,000
       Advest, Inc. .................................................    25,000
       Cowen & Company ..............................................    25,000
       Craigie Incorporated .........................................    25,000
       Fahenstock & Co. Inc. ........................................    25,000
       Fidelity Capital Markets, a division of National Financial
        Services Corp. ..............................................    25,000
       Gibraltar Securities Co. .....................................    25,000
       Gruntal & Co., L.L.C. ........................................    25,000
       Janney Montgomery Scott, Inc. ................................    25,000
       Utendahl Capital Partners, L.P. ..............................    25,000
       Legg Mason Wood Walker, Incorporated .........................    25,000
       McDonald & Company Securities, Inc. ..........................    25,000
       McGinn, Smith & Co., Inc. ....................................    25,000
       Mesirow Financial Inc. .......................................    25,000
       Morgan Keegan & Company, Inc. ................................    25,000
       Olde Discount Corporation ....................................    25,000
       Pryor, McClendon, Counts & Co., Inc. .........................    25,000
       Roney & Co., LLC .............................................    25,000
       Stephens Inc. ................................................    25,000
       Tucker Anthony Incorporated ..................................    25,000
       Wheat, First Securities, Inc. ................................    25,000
                                                                      ---------
           Total .................................................... 9,000,000
                                                                      =========


     The Underwriters propose to offer the Capital Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at such price less a concession of $0.50 per Capital Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.2875 per Capital Security to certain brokers and dealers. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by Citicorp Securities, Inc.

     In view of the fact that the proceeds of the sale of the Capital Securities will ultimately be used to purchase the Subordinated Debt Securities of Citicorp, the Underwriting Agreement provides that Citicorp will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $0.7875 per Capital Security (or $7,087,500 in the aggregate) for the accounts of the several Underwriters.

     The Capital Securities have been approved for listing on the NYSE, subject to official notice of issuance. Trading of the Capital Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Capital Securities. The Representatives have advised the Trust and Citicorp that they intend to make a market in the Capital Securities prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Capital Securities, however, and may cease market making activities, if commenced, at any time.

     Prior to this offering there has been no public market for the Capital Securities. In order to meet one of the requirements for listing the Capital Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Capital Securities to a minimum of 400 beneficial holders.

     Until the distribution of the Capital Securities is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Capital Securities. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Capital Securities. The Representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Capital Securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Capital Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Capital Securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the market price of the Capital Securities to be higher than it would otherwise be in the absence of such transactions. Neither Citicorp nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, if commenced, will not be discontinued without notice.

     The Trust and Citicorp have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     This Prospectus Supplement and related Prospectus may be used by affiliates of Citicorp in connection with offers and sales related to secondary market transactions. Such affiliates may act as principal or agent in such transactions. Such sales may be made at prices related to prevailing market prices at the time of sale.

     The participation of an affiliate of Citicorp in the offer and sale of the Capital Securities will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("Rule 2720") regarding underwriting securities of the affiliate. Among other requirements, the Underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

     On April 5, 1998, Citicorp and Travelers, of which Smith Barney Inc. is a wholly owned subsidiary, agreed to merge (the "Merger"). The combined company will be known as Citigroup. The Merger is subject to customary closing conditions, including regulatory approvals and the affirmative vote of a majority of the stockholders of each of Citicorp and Travelers. For purposes of Rule 2720, Smith Barney Inc. may be deemed to be an "affiliate" of Citicorp.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, Citicorp and its subsidiaries in the ordinary course of business.

                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Capital Securities will be passed upon on behalf of the Trust by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Subordinated Debt Securities and the Guarantee and certain matters relating thereto will be passed upon for Citicorp by Stephen E. Dietz, Associate General Counsel of Citibank, N.A. Mr. Dietz owns or has the right to acquire a number of shares of Common Stock of Citicorp equal to less than 0.01% of the outstanding Common Stock of Citicorp. The validity of the Capital Securities, the Guarantee and the Subordinated Debt Securities will be passed upon for the Underwriters by Sullivan & Cromwell, New York, New York. In rendering their opinion, Sullivan & Cromwell will rely on the opinion of Morris, Nichols, Arsht & Tunnell as to certain matters of Delaware law.

PROSPECTUS

                                    CITICORP
                          SUBORDINATED DEBT SECURITIES

                                   ----------

                  CITICORP CAPITAL III     CITICORP CAPITAL IX
                  CITICORP CAPITAL IV      CITICORP CAPITAL X
                  CITICORP CAPITAL V       CITICORP CAPITAL XI
                  CITICORP CAPITAL VI      CITICORP CAPITAL XII
                  CITICORP CAPITAL VII     CITICORP CAPITAL XIII
                  CITICORP CAPITAL VIII    CITICORP CAPITAL XIV

                               CAPITAL SECURITIES
                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                                    CITICORP

                                   ---------

     Citicorp ("Citicorp" or the "Company"), a Delaware corporation, may from time to time offer its subordinated debentures, notes or other evidence of indebtedness (the "Subordinated Debt Securities") in one or more series and in amounts, at prices and on terms to be determined at the time of the offering. The Subordinated Debt Securities when issued will be unsecured obligations of the Company. The Company's obligations under the Subordinated Debt Securities will be subordinate and junior in right of payment to certain other indebtedness, as may be described in an accompanying Prospectus Supplement (the "Prospectus Supplement").

     Each of the trusts identified above (each, a "Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing undivided beneficial interests in the assets of the respective Trust ("Capital Securities"). The payment of periodic cash distributions ("distributions") with respect to Capital Securities of each of the Trusts out of moneys held by each of the Trusts, and payment on liquidation, redemption or otherwise with respect to such Capital Securities, will be guaranteed by Citicorp to the extent described herein (each a "Capital Securities Guarantee"). See "Description of the Capital Securities Guarantees" below. Citicorp's obligations under the Capital Securities Guarantees are subordinate and junior in right of payment to all other liabilities of Citicorp and rank pari passu with the most senior preferred stock, if any, issued from time to time by Citicorp. Subordinated Debt Securities may be issued and sold from time to time in one or more series to a Trust, or a trustee of such Trust, in connection with the investment of the proceeds from the offering of Capital Securities and Common Securities (as defined herein, together the "Trust Securities") of such Trust. The Subordinated Debt Securities purchased by a Trust may be subsequently distributed pro rata to holders of Capital Securities and Common Securities in connection with the dissolution of such Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement. Citicorp's obligations under the Capital Securities Guarantees, taken together with its obligations under the Subordinated Debt Securities, the Indenture and the Declarations (each as defined herein), will provide a full and unconditional guarantee on a subordinated basis by Citicorp of payments due on the Capital Securities. The Subordinated Debt Securities and the Capital Securities and the related Capital Securities Guarantees and other related obligations of Citicorp are sometimes collectively referred to hereafter as the "Offered Securities."

     Specific terms of the Subordinated Debt Securities of any series or the Capital Securities of any Trust, the terms of which will substantially mirror the terms of the Subordinated Debt Securities held by the Trust, in respect of which this prospectus (the "Prospectus") is being delivered will be set forth in a Prospectus Supplement with respect to such securities, which will describe, without limitation and where applicable, the following: (i) in the case of Subordinated Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium, if any, and interest, if any, will be payable, the right of Citicorp, if any, to defer payment of interest on the Subordinated Debt Securities and the maximum length of such deferral period, the initial public offering price, subordination terms, and any listing on a securities exchange and other specific terms of the offering; and (ii) in the case of Capital Securities, the designation, number of securities, liquidation preference per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Capital Securities and the terms upon which the proceeds of the sale of the Capital Securities shall be used to purchase a specific series of Subordinated Debt Securities of Citicorp.

     The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering. The Prospectus Supplement relating to any series of Offered Securities will contain information concerning the United States federal income tax considerations applicable to purchasers of the Offered Securities.

     Citicorp and/or each of the Trusts may sell the Offered Securities directly, through agents designated from time to time, or through underwriters or dealers. See "Plan of Distribution" below. If any agents of Citicorp and/or any Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

     This Prospectus and related Prospectus Supplements may be used by direct or indirect subsidiaries of Citicorp in connection with offers and sales related to secondary market transactions in the Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     This Prospectus may not be used to consummate sales of securities unless a Prospectus Supplement is also delivered. The delivery of this Prospectus together with a Prospectus Supplement relating to particular offered Securities shall not constitute an offer in any jurisdiction of any of the other Offered Securities covered by this Prospectus.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                  The date of this Prospectus is June 19, 1998

     FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                              AVAILABLE INFORMATION

     This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Citicorp and the Trusts with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities and other securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Declaration of Trust (each as defined herein). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Trusts and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     Citicorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning Citicorp can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission's Public Reference Section at prescribed rates. If available, such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Certain of Citicorp's filings with the Commission are available to the public on Citicorp's Internet site (http://www.citicorp.com).

     No separate financial statements of any of the Trusts have been included herein. Citicorp does not consider that such financial statements would be material to holders of the Capital Securities because (i) all of the voting securities of each of the Trusts will be owned, directly or indirectly, by Citicorp, a reporting company under the Exchange Act, (ii) each of the Trusts has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in Subordinated Debt Securities issued by Citicorp, and (iii) Citicorp's obligations described herein and in any accompanying Prospectus Supplement to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of each Trust under the Indenture and any supplemental indenture thereto and pursuant to the Declarations of each Trust, the guarantee issued with respect to Capital Securities issued by that Trust, the Subordinated Debt Securities purchased by that Trust and the related Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Capital Securities. See "Description of the Subordinated Debt Securities" and "Description of the Capital Securities Guarantees."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Citicorp pursuant to
Section 13 of the Exchange Act are incorporated by reference in this Prospectus:

          (a) Annual Report and Form 10-K for the fiscal year ended December 31, 1997;

          (b) Financial Review and Form 10-Q for the quarter ended March 31, 1998; and

          (c) Current Reports on Form 8-K dated January 20, 1998, April 5, 1998, April 8, 1998, April 21, 1998 and June 18, 1998.

     All documents filed by Citicorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or therein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     Citicorp will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Citicorp, 399 Park Avenue, New York, New York 10043, Attention: Investor Relations Department,
(212) 559-2718.

                                    CITICORP

     Citicorp, whose principal subsidiary is Citibank, N.A. ("Citibank"), is a holding company incorporated under the laws of the State of Delaware on December 4, 1967. The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000. Through its subsidiaries and affiliates, including Citibank, Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

HOLDING COMPANY

     Citicorp is a legal entity separate and distinct from Citibank and its other subsidiaries and affiliates. There are various legal limitations on the extent to which Citicorp's bank subsidiaries may extend credit, pay dividends or otherwise supply funds to Citicorp. The approval of the Office of the Comptroller of the Currency is required if total dividends declared by a national bank in any calendar year exceed net profits (as defined) for that year combined with its retained net profits for the preceding two years. In addition, dividends for such a bank may not be paid in excess of the bank's undivided profits. State-chartered bank subsidiaries are subject to dividend limitations imposed by applicable state law. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.

     Citicorp also derives dividends from its non-bank subsidiaries. These subsidiaries are not subject to regulatory restrictions on their payment of dividends to Citicorp, except that the approval of the Office of Thrift Supervision may be required if total dividends declared by a savings association in any calendar year exceed amounts specified in that agency's regulations. In addition, there are numerous governmental requirements and regulations that affect the activities of Citicorp and its bank and non-bank subsidiaries.

     Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citicorp may be required to commit resources to its subsidiary banks in circumstances where it might not otherwise do so.

     Because Citicorp is a holding company, its rights and the rights of its creditors and stockholders, including the holders of the Subordinated Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

                   CITICORP RATIOS OF INCOME TO FIXED CHARGES

     For the fiscal years ended December 31, 1997, 1996, 1995, 1994 and 1993 and the three months ended March 31, 1998, Citicorp's consolidated ratios of income to fixed charges, computed as set forth below, were as follows:

                                      THREE MONTHS
                                          ENDED                    YEAR ENDED DECEMBER 31,
                                        MARCH 31,      ------------------------------------------------
                                          1998         1997       1996        1995      1994       1993
                                      -----------      ----       ----        ----      ----       ----
                                      (UNAUDITED)
Income to Fixed Charges:
  Excluding Interest on Deposits ....     2.93         2.58       2.69       2.31       1.76       1.44
  Including Interest on Deposits ....     1.49         1.43       1.48       1.42       1.31       1.18

     For purposes of computing the consolidated ratio of income to fixed charges, income represents net income, before extraordinary items and cumulative effects of accounting changes, plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest paid on deposits) and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense and the interest factor included in rents.

                                 USE OF PROCEEDS

     Each Trust will use the proceeds of the sale of the Capital Securities to acquire Subordinated Debt Securities from Citicorp. Citicorp intends to apply the net proceeds from the sale of the Subordinated Debt Securities to its general funds to be used by its management for corporate purposes, principally to fund investments in, or extensions of credit to, banking and non-banking subsidiaries. Except as otherwise described in a Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of the applicable Prospectus Supplement, although the management of Citicorp will have determined that funds should be raised at that time in anticipation of future funding requirements of the subsidiaries. The precise amount and timing of such investments in and extensions of credit to the subsidiaries will depend upon their funding requirements and the availability of other funds to Citicorp and its subsidiaries. In considering whether Capital Securities should be offered, and the amount of any offering, Citicorp will take into account statements of the Board of Governors of the Federal Reserve System, Citicorp's primary banking regulator, to the effect that such securities may qualify as Tier I capital, as well as the federal income tax treatment of the Subordinated Debt Securities and the Capital Securities and the cost of alternative sources of Tier I capital and other funding.

                                   THE TRUSTS

     Each of the Trusts is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust executed by the Company, as sponsor for such trust (the "Sponsor") and the Trustees (as defined herein) for such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each declaration will be amended and restated in its entirety (each, as so amended and restated, a "Declaration") before the issuance of the Capital Securities. Each Trust exists for the exclusive purposes of (i) issuing the Capital Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Capital Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities, and (iii) engaging in only those other activities necessary or incidental thereto. The Declaration will provide that no amendments that adversely affect the holders of a class of Trust Securities may be effected without the consent of a majority in liquidation amount of the outstanding Trust Securities of such class. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities except that upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The Company will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to approximately 3 percent of the total capital of each Trust. Each Trust has a term of approximately 55 years, but may earlier terminate as provided in the Declaration. Each Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by the Company, as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of a Trust, subject to certain restrictions. The duties and obligations of the Trustees shall be governed by the Declaration of such Trust. Each Trust will have one or more Trustees who are employees or officers of or affiliated with the Company (the "Regular Trustees"). One Trustee of each Trust will be a financial institution which will be unaffiliated with the Company and which shall act as institutional trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Institutional Trustee"). In addition, unless the Institutional Trustee maintains its principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Trustee of each Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company. The office of the Delaware Trustee for each Trust in the State of Delaware, and its principal place of business, is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

                 DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

     Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture (the "Indenture"), between the Company and Wilmington Trust Company, as Trustee (the "Debt Trustee"). As used herein, the term "Indenture" includes any supplemental indenture under which a particular class of Subordinated Debt Securities may be issued. The terms of the Subordinated Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material terms does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

GENERAL

     The Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Subordinated Debt Securities which may be issued thereunder and provides that the Subordinated Debt Securities may be issued from time to time in one or more series. The Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors (each, a "Supplemental Indenture").

     In the event Subordinated Debt Securities are issued to a Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Trust.

     Reference is made to the Prospectus Supplement relating to the particular Subordinated Debt Securities being offered thereby for the following terms: (1) the designation of such Subordinated Debt Securities; (2) the aggregate principal amount of such Subordinated Debt Securities; (3) the percentage of their principal amount at which, and the denominations in which, such Subordinated Debt Securities will be issued; (4) the date or dates on which such Subordinated Debt Securities will mature and the right, if any, to extend or shorten such date or dates; (5) the rate or rates, if any, per annum, at which such Subordinated Debt Securities will bear interest, or the method of determination of such rate or rates; (6) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (7) the right, if any, to extend the interest payment periods and the maximum duration of such extension; (8) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which such Subordinated Debt Securities may be redeemed, converted or exchanged in whole or in part; (9) the form of such Subordinated Debt Securities; and (10) any other specific terms of the Subordinated Debt Securities. Principal, premium, if any, and interest, if any, will be payable, and the Subordinated Debt Securities offered hereby will be transferable, at the corporate trust office of the Debt Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register.

     If a Prospectus Supplement specifies that a series of Subordinated Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Subordinated Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Subordinated Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.

     The covenants contained in the Indenture would not necessarily afford protection to holders of the Subordinated Debt Securities in the event of a decline in credit quality resulting from takeovers, recapitalization or similar restructurings.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the Subordinated Debt Securities will be issued in fully registered form without coupons and in denominations of $1,000 and multiples of $1,000. No service charge will be made for any transfer or exchange of the Subordinated Debt Securities, but the Company or the Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Subordinated Debt Securities may be surrendered for payment or transferred at the offices of the Debt Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register.

BOOK-ENTRY SUBORDINATED DEBT SECURITIES

     The Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Global Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Subordinated Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Subordinated Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee for such Global Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The terms of the depositary arrangement with respect to any portion of a series of Subordinated Debt Securities to be represented by a Global Security and a description of the Global Depositary will be provided in the applicable Prospectus Supplement.

SUBORDINATION

     The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     Securities Issued to a Trust. If Subordinated Debt Securities are issued to a Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Trust and (i) there shall have occurred any event that would constitute an Event of Default (as defined herein) or (ii) the Company shall be in default with respect to its payment of any obligations under the related Capital Securities Guarantee, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire for value or make a liquidation payment with respect to, any of its capital stock (other than (x) purchases or acquisitions of shares of Citicorp Common Stock in connection with the satisfaction by Citicorp of its obligations under any employee benefit plans or any other contractual obligation of Citicorp (other than a contractual obligation ranking pari passu with or junior in right of payment to the Subordinated Debt Securities) entered into prior to the issuance of the Subordinated Debt Securities, (y) as a result of a reclassification of Citicorp capital stock or the exchange or conversion of one class or series of Citicorp capital stock for another class or series of Citicorp capital stock or (z) the purchase of fractional interests in shares of Citicorp capital stock pursuant to the conversion or exchange provisions of such Citicorp capital stock or the security being converted or exchanged), and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior in right of payment to such Subordinated Debt Securities.

     If Subordinated Debt Securities are issued to a Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Trust and the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) subject to certain limited exceptions, the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire for value or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior in right of payment to such Subordinated Debt Securities.

     In the event Subordinated Debt Securities are issued to a Trust or a trustee of such trust in connection with the issuance of Trust Securities of such Trust, for so long as such Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100 percent ownership of the Common Securities of such Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities, (ii) to use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Trust, and (b) to continue not to be classified as an association taxable as a corporation or a partnership for United States federal income tax purposes, (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities and (iv) if at any time the Trust or the Institutional Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, to pay as additional interest such additional amounts as shall be required so that the net amounts received and retained by the Trust or the Institutional Trustee after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

LIMITATION ON MERGERS AND SALES OF ASSETS

     The Company shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless (a) the successor entity shall be a corporation organized under the laws of any domestic or foreign jurisdiction and shall expressly assume the obligations of the Company under the Indenture and (b) after giving effect thereto, no Event of Default shall have occurred and be continuing under the Indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     The Indenture provides than any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to each series of Subordinated Debt Securities:

          (a) default for 30 days in payment of any interest on the Subordinated Debt Securities of that series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

          (b) default in payment of principal and premium, if any, on the Subordinated Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Subordinated Debt Securities shall not constitute a default for this purpose; or

          (c) default by the Company in the performance of any other of the covenants or agreements in the Indenture which shall not have been remedied for a period of 90 days after notice; or

          (d) certain events of bankruptcy, insolvency or reorganization of the Company; or

          (e) in the event Subordinated Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, the voluntary or involuntary dissolution, winding-up or termination of such Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Trust.

     The Indenture provides that the Debt Trustee may withhold notice to the holders of a series of Subordinated Debt Securities (except in payment of principal or of interest or premium on the Subordinated Debt Securities) if the Trustee considers it in the interest of such holders to do so.

     The Indenture provides that, (a) if an Event of Default due to the default in the payment of principal, interest or premium, if any, on any series of Subordinated Debt Securities shall have occurred and be continuing, either the Debt Trustee or the holders of 25 percent in principal amount of the Subordinated Debt Securities of all series affected thereby then outstanding may declare the principal of all such Subordinated Debt Securities to be due and payable immediately, and (b) if an Event of Default resulting from default in the performance of any other of the covenants or agreements in the Indenture or certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Debt Trustee or the holders of 25 percent in principal amount of all Subordinated Debt Securities then outstanding (treated as one class) may declare the principal of all Subordinated Debt Securities to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except defaults in payment of principal of or interest or premium on the Subordinated Debt Securities) by the holders of a majority in principal amount of the Subordinated Debt Securities of such series (or of all series, as the case may be) then outstanding.

     The holders of a majority in principal amount of the Subordinated Debt Securities of any and all series affected and then outstanding shall have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee under the Indenture, provided that the holders of the Subordinated Debt Securities shall have offered to the Debt Trustee reasonable indemnity against expenses and liabilities. The Indenture requires the annual filing by the Company with the Debt Trustee of a certificate as to the absence of certain defaults under the Indenture.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debt Securities of all series affected by such modification at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debt Securities; provided that no such modification shall (i) extend the fixed maturity of any Security, or reduce the principal amount thereof (including in the case of a discounted Security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption premium thereon, or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium on, the Subordinated Debt Securities payable in any coin or currency other than that provided in the Subordinated Debt Securities, or impair or affect the right of any holder of Subordinated Debt Securities to institute suit for the payment thereof or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Subordinated Debt Securities the consent of the holders of which is required for any such modification without the consent of the holders of each Security affected.

DEFEASANCE AND DISCHARGE

     The Indenture provides that the Company, at the Company's option: (a) will be discharged from any and all obligations in respect of the Subordinated Debt Securities of a series (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described under "Certain Covenants of the Company"), in each case if the Company deposits, in trust with the Debt Trustee or the Defeasance Agent, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities, and if certain other conditions are met. To exercise any such option, the Company is required to deliver to the Debt Trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Subordinated Debt Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and, in the case of a Discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to the effect received by Citicorp from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to the effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Subordinated Debt Securities would not be delisted from such exchange as a result of the exercise of such option.

GOVERNING LAW

     The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

THE DEBT TRUSTEE

     The Company or its affiliates maintain certain accounts and other banking relationships with the Debt Trustee and its affiliates.

                      DESCRIPTION OF THE CAPITAL SECURITIES

     Each Trust may issue, from time to time, only one series of Capital Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Capital Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Capital Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will substantially mirror the terms of the Subordinated Debt Securities held by the Trust and described in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement relating to the Capital Securities of the Trust for specific terms, including (i) the distinctive designation of such Capital Securities; (ii) the number of Capital Securities issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Capital Securities issued by such Trust and the date or dates upon which such distributions shall be payable; (iv) whether distributions on Capital Securities issued by such Trust shall be cumulative, and, in the case of Capital Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Capital Securities issued by such Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Trust to the holders of Capital Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem Capital Securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Capital Securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Capital Securities issued by such Trust in addition to those required by law, including the number of votes per Capital Security and any requirement for the approval by the holders of Capital Securities, or of Capital Securities issued by one or more Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Capital Securities; (ix) if applicable, any securities exchange upon which the Capital Securities shall be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Capital Securities issued by such Trust not inconsistent with the Declaration of such Trust or with applicable law. Pursuant to the Indenture, for as long as Subordinated Debt Securities are held by a Trust, any amendment to the Indenture that would require the consent of a majority of the holders of Subordinated Debt Securities or all such holders will require the consent of a majority in liquidation amount of the Trust Securities of such Trust or all holders of such Trust Securities, respectively. Unless otherwise specified in the applicable Prospectus Supplement, a redemption of Subordinated Debt Securities will result in a redemption of a corresponding amount of Trust Securities. Citicorp's obligations under the Capital Securities Guarantees, taken together with its obligations under the Subordinated Debt Securities, the Indenture and the Declarations, will provide a full and unconditional guarantee on a subordinated basis by Citicorp of payments due on the Capital Securities. Certain United States federal income tax considerations applicable to any offering of Capital Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Capital Securities, each Trust will issue one series of Common Securities. The Declaration of each Trust authorizes the Regular Trustees of such trust to issue on behalf of such Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. Except for voting rights, the terms of the Common Securities issued by a Trust will be substantially identical to the terms of the Capital Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Trustees of a Trust. All of the Common Securities of each Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

     If an Event of Default under the Declaration of a Trust occurs and is continuing, then the holders of Capital Securities of such Trust would rely on the enforcement by the Institutional Trustee of its rights as a holder of the applicable series of Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Capital Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the applicable Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the applicable series of Subordinated Debt Securities, a holder of Capital Securities of such Trust may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the applicable series of Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Capital Securities of such Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Capital Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Capital Securities in such Direct Action.

                DESCRIPTION OF THE CAPITAL SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Capital Securities Guarantees which will be executed and delivered by Citicorp for the benefit of the holders from time to time of Capital Securities. Each Capital Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under each Capital Securities Guarantee for purposes of the Trust Indenture Act (the "Capital Guarantee Trustee"). The terms of each Capital Securities Guarantee will be those set forth in such Capital Securities Guarantee and those made part of such Capital Securities Guarantee by the Trust Indenture Act. This summary of the material terms of the Capital Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Capital Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Capital Securities Guarantee will be held by the Capital Guarantee Trustee for the benefit of the holders of the Capital Securities of the applicable Trust.

GENERAL

     Pursuant to each Capital Securities Guarantee, the Company will irrevocably agree, to the extent set forth therein, to pay in full, to the holders of the Capital Securities issued by a Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Trust may have or assert. The following payments with respect to Capital Securities issued by a Trust to the extent not paid by such Trust (the "Guarantee Payments"), will be subject to the Capital

Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Capital Securities, to the extent such Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions to the date of payment (the "Redemption Price"), to the extent such Trust has funds available therefor with respect to any Capital Securities called for redemption by such Trust and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Capital Securities or the redemption of all of the Capital Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Capital Securities to the date of payment, to the extent such Trust has funds available therefor and (b) the amount of assets of such Trust remaining available for distribution to holders of such Capital Securities in liquidation of such Trust. The redemption price and liquidation amount will be fixed at the time the Capital Securities are issued. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Capital Securities or by causing the applicable Trust to pay such amounts to such holders.

     Each Capital Securities Guarantee will not apply to any payment of distributions except to the extent such Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by a Trust, such Trust will not pay distributions on the Capital Securities issued by such Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities -- Certain Covenants of the Company." The Capital Securities Guarantees, when taken together with the Company's obligations under the Subordinated Debt Securities, the Indenture and the Declarations, including its obligations in the Indenture to pay costs, expenses, debts and liabilities of such Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Capital Securities.

     The Company has also agreed separately to irrevocably guarantee the obligations of the Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Capital Securities Guarantees, except that upon an Event of Default under the Indenture, holders of Capital Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In each Capital Securities Guarantee, the Company will covenant that, so long as any Capital Securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Capital Securities Guarantee or the Declaration of such Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire for value or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Citicorp Common Stock in connection with the satisfaction by Citicorp of its obligations under any employee benefit plans or any other contractual obligation of Citicorp (other than a contractual obligation ranking pari passu with or junior in right of payment to the Subordinated Debt Securities issued to the related Trust) entered into prior to issuance of the Subordinated Debt Securities, (ii) as a result of a reclassification of Citicorp capital stock or the exchange or conversion of one class or series of Citicorp capital stock for another class or series of Citicorp capital stock or (iii) the purchase of fractional interests in shares of Citicorp capital stock pursuant to the conversion or exchange provisions of such Citicorp capital stock or the security being converted or exchanged) and
(b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior in right of payment to such Subordinated Debt Securities.

MODIFICATION OF THE CAPITAL SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Capital Securities (in which case no vote will be required), each Capital Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Capital Securities issued by the applicable Trust. The manner of obtaining any such approval of holders of such Capital Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Capital Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities of the applicable Trust then outstanding.

TERMINATION

     Each Capital Securities Guarantee will terminate as to the Capital Securities issued by the applicable Trust (a) upon full payment of the Redemption Price of all Capital Securities of such Trust, (b) upon distribution of the

Subordinated Debt Securities held by such Trust to the holders of the Capital Securities of such Trust or (c) upon full payment of the amounts payable in accordance with the Declaration of such Trust upon liquidation of such Trust. Each Capital Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Capital Securities issued by the applicable Trust must restore payment of any sums paid under such Capital Securities or such Capital Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under a Capital Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Capital Securities relating to such Capital Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Capital Guarantee Trustee in respect of the Capital Securities Guarantee or to direct the exercise of any trust or power conferred upon the Capital Guarantee Trustee under such Capital Securities Guarantee. If the Capital Guarantee Trustee fails to enforce such Capital Securities Guarantee, any holder of Capital Securities relating to such Capital Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Capital Guarantee Trustee's rights under such Capital Securities Guarantee, without first instituting a legal proceeding against the relevant Trust, the Capital Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Capital Securities may directly institute a proceeding against the Company for enforcement of the Capital Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE CAPITAL SECURITIES GUARANTEES

     The Capital Securities Guarantees will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by Citicorp in respect of any preferred or preference stock of any affiliate of the Company, and (iii) senior to the Company's common stock. The terms of the Capital Securities provide that each holder of Capital Securities issued by the applicable Trust by acceptance thereof agrees to the subordination provisions and other terms of the Capital Securities Guarantee relating thereto.

     The Capital Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Capital Securities Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE CAPITAL GUARANTEE TRUSTEE

     The Capital Guarantee Trustee, prior to the occurrence of a default with respect to a Capital Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Capital Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Capital Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Capital Securities Guarantee at the request of any holder of Capital Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Company or its affiliates maintain certain accounts and other banking relationships with the Capital Guarantee Trustee and its affiliates.

GOVERNING LAW

     The Capital Securities Guarantees will be governed by and construed in accordance with the laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
        SUBORDINATED DEBT SECURITIES AND THE CAPITAL SECURITIES GUARANTEE

     As set forth in the Declaration, the sole purpose of each of the Trusts is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Trusts, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

     As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Capital Securities; (iii) Citicorp shall pay all, and the applicable Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the applicable Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Citicorp Trustees shall not, and shall not cause or permit the applicable Trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Capital Securities (to the extent funds therefor are available) are guaranteed by Citicorp as and to the extent set forth under "Description of the Capital Securities Guarantees." If Citicorp does not make interest payments on the Subordinated Debt Securities purchased by the applicable Trust, it is expected that the applicable Trust will not have sufficient funds to pay distributions on the Capital Securities. The Capital Securities Guarantee does not apply to any payment of distributions unless and until the applicable Trust has sufficient funds for the payment of such distributions. The Capital Securities Guarantee covers the payment of distributions and other payments on the Capital Securities only if and to the extent that Citicorp has made a payment of interest or principal on the Subordinated Debt Securities held by the applicable Trust as its sole asset. The Capital Securities Guarantees, when taken together with Citicorp's obligations under the Subordinated Debt Securities and the Indenture and its obligations under the Declarations, including its obligations in the Indenture to pay costs, expenses, debts and liabilities of the applicable Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee on a subordinated basis by Citicorp of amounts payable on the Capital Securities.

     Notwithstanding the foregoing, if Citicorp fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period described in any Prospectus Supplement), or if any other Event of Default occurs under the Indenture, the Declaration provides a mechanism whereby the holders of the Capital Securities, using the procedures described in "Description of the Capital Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and "-- Voting Rights" in any accompanying Prospectus Supplement, may direct the Institutional Trustee to enforce its rights under the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Capital Securities may institute a legal proceeding against Citicorp to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default under the Declaration (a "Declaration Event of Default") has occurred and is continuing and such event is attributable to the failure of Citicorp to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Capital Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Citicorp will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by Citicorp to such holder of Capital Securities in such Direct Action. Citicorp, under the Capital Securities Guarantee, acknowledges that the Guarantee Trustee shall enforce the Capital Securities Guarantee on behalf of the holders of the Capital Securities. If Citicorp fails to make payments under the Capital Securities Guarantee, the Capital Securities Guarantee provides a mechanism whereby the holders of the Capital Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Capital Securities may institute a legal proceeding directly against Citicorp to enforce the Guarantee Trustee's rights under the Capital Securities Guarantee without first instituting a legal proceeding against the applicable Trust, the Guarantee Trustee, or any other person or entity.

                              PLAN OF DISTRIBUTION

     Citicorp may sell the Subordinated Debt Securities and any Trust may sell Capital Securities in any of, or any combination of, the following ways: (i) directly to purchasers, (ii) through agents and (iii) through underwriters or dealers. Such underwriters, dealers or agents may be affiliates of Citicorp, and offers or sales of such securities may include secondary market transactions by affiliates of Citicorp.

     Offers to purchase Offered Securities may be solicited directly by Citicorp and/or any Trust, as the case may be, or by agents designated by Citicorp and/or any Trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Citicorp to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agency will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, Citicorp will execute an underwriting agreement with such underwriters at or prior to the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make releases of the Offered Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, Citicorp and/or any Trust, as the case may be, will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement.

     Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by Citicorp and/or any Trust, as the case may be, against certain liabilities, including liabilities under the Securities Act.

     This Prospectus and related Prospectus Supplement may be used by affiliates of Citicorp in connection with offers and sales related to secondary market transactions. Such affiliates may act as principal or agent in such transactions. Such sales may be made at prices related to prevailing market prices at the time of sale.

     The participation of an affiliate of Citicorp in the offer and sale of the Offered Securities will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of the affiliate. No NASD member participating in offers and sales will execute a transaction in the Securities in a discretionary account without the prior written specific approval of the member's customer.

     Underwriters, agents or their controlling persons may engage in transactions with and perform services for Citicorp in the ordinary course of business.

                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Capital Securities will be passed upon on behalf of the Trusts by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Trusts. The validity of the Subordinated Debt Securities and the Capital Securities Guarantee and certain matters relating thereto will be passed upon for Citicorp by Stephen E. Dietz, an Associate General Counsel of Citibank, N.A. Mr. Dietz owns or has the right to acquire a number of shares of Common Stock of Citicorp equal to less than 0.01% of the outstanding Common Stock of Citicorp.

                                     EXPERTS

     The consolidated financial statements and schedules of Citicorp and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 1997 and 1996, included in the 1997 Citicorp Annual Report and Form 10-K, have been incorporated by reference herein, in reliance upon the reports (also incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Travelers Group Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated or included in Traveler's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated by reference herein, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon (also incorporated by reference herein), which reports state that KPMG Peat Marwick LLP did not audit the consolidated financial statements of Salomon Inc and its subsidiaries, appearing in Salomon Inc's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Salomon Financials"), as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 and that their opinion with respect to any amounts derived from the Salomon Financials is based on the report of Arthur Anderson LLP. The consolidated financial statements of Travelers referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of said firms as experts in accounting and auditing.

================================================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CITICORP, CITICORP CAPITAL III OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CITICORP OR CITICORP CAPITAL III SINCE THE DATE HEREOF.

                                   ----------

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Summary ................................................................   S-4
Citicorp Summary Financial Data ........................................   S-8
Capitalization of Citicorp .............................................   S-9
Special Considerations .................................................  S-10
Use of Proceeds ........................................................  S-12
Accounting Treatment ...................................................  S-13
The Trust ..............................................................  S-13
Description of the Capital Securities ..................................  S-14
Description of the Guarantee ...........................................  S-23
Description of the Subordinated Debt Securities ........................  S-23
United States Federal Income Taxation ..................................  S-28
ERISA Considerations ...................................................  S-31
Underwriting ...........................................................  S-31
Validity of Securities .................................................  S-33

                                   PROSPECTUS

Available Information ..................................................     2
Incorporation of Certain Documents by Reference ........................     2
Citicorp ...............................................................     3
Citicorp Ratios of Income to Fixed Charges .............................     4
Use of Proceeds ........................................................     4
The Trusts .............................................................     4
Description of the Subordinated Debt Securities ........................     5
Description of the Capital Securities ..................................     9
Description of the Capital Securities Guarantees .......................    10
Effect of Obligations Under the Subordinated Debt Securities
  and the Capital Securities Guarantee .................................    12
Plan of Distribution ...................................................    13
Validity of Securities .................................................    14
Experts ................................................................    14

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                              9,000,000 SECURITIES


                              CITICORP CAPITAL III


                  7.10% TRUST PREFERRED SECURITIES (TRUPS (R))


                           (LIQUIDATION AMOUNT $25 PER
                                CAPITAL SECURITY)
                     FULLY AND UNCONDITIONALLY GUARANTEED BY


                               [CITICORP LOGO (R)]

                                   ----------

                              PROSPECTUS SUPPLEMENT

                                  JUNE 19, 1998

                                   ----------



                              SALOMON SMITH BARNEY
                               MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED

================================================================================